UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

Dollar General Corporation

(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee	37072
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 23, 2010, Dollar General Corporation (the “Company”) entered into a five-year Amended and Restated Employment Agreement (the “Amended and Restated Employment Agreement”) with Mr. Richard Dreiling, the Company’s Chairman and Chief Executive Officer.   The Amended and Restated Employment Agreement amends the terms of Mr. Dreiling’s Employment Agreement with the Company, dated January 11, 2008, as amended on December 19, 2008 (the “Prior Agreement”).  Material changes to the Prior Agreement, as set forth in the Amended and Restated Employment Agreement, are summarized below:

•                 Mr. Dreiling’s minimum base salary was increased to $1,149,025 effective as of April 1, 2010;

•                 Mr. Dreiling’s target annual bonus was increased to 125% of his base salary, effective for fiscal years commencing with the Company’s fiscal year ending January 28, 2011, with the actual bonus amount to be based on the achievement of performance targets established by the Compensation Committee of the Company’s Board of Directors in accordance with the terms of the Company’s annual bonus plan;

•                 The Company shall pay reasonable legal fees, up to $15,000 and “grossed up” for all federal and state income and employment taxes (and for such taxes on such gross-up payment) to the extent any such amount is taxable to Mr. Dreiling, incurred by Mr. Dreiling in connection with any legal consultation regarding the Amended and Restated Employment Agreement;

•                 Upon any termination of Mr. Dreiling’s employment due to his Disability, by the Company without Cause or by him for Good Reason (all capitalized terms as defined in the Amended and Restated Employment Agreement, which definitions have not changed from those used in the Prior Agreement), Mr. Dreiling will be entitled to the same severance and other payments and benefits as set forth in the Prior Agreement, except that he will not be deemed to have satisfied subjective performance targets at a target bonus level for purposes of calculating his Pro Rata Bonus (as defined in the Amended and Restated Employment Agreement).

•                 For the term of the Amended and Restated Employment Agreement, the Company shall cause the Nominating and Corporate Governance Committee of the Company’s Board of Directors to annually nominate Mr. Dreiling as a candidate for election to the Board.

•                 Mr. Dreiling’s personal use of the Company plane shall be limited to such number of annual hours (which may not be less than 80 hours) to be determined by the Compensation Committee of the Board.

Upon the end of the five-year term of the Amended and Restated Employment Agreement, the Amended and Restated Employment Agreement will be automatically extended for an additional one-year period unless the Company or Mr. Dreiling provides the other party 60 days prior written notice before the next extension date that the period of employment shall not be so extended.

In addition, on April 23, 2010 the Company granted to Mr. Dreiling a nonqualified stock option (the “Option”) to purchase 100,000 shares of Company common stock, $0.875 par value per share, at a per share exercise price of $29.38 which was the closing price of the Company’s common stock as reported on the New York Stock Exchange on the Option grant date. Subject to certain limited vesting acceleration events, the Option is scheduled to vest on April 23, 2011 and will terminate no later than April 23, 2020.  The Option was granted pursuant to the terms and conditions of the Amended and Restated 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates and a Stock Option Agreement (the “Stock Option Agreement”) entered into between the Company and Mr. Dreiling, which Stock Option Agreement is attached hereto as Exhibit 99.2.  The Option and the common stock underlying the Option are subject to the terms of the existing Management Stockholder’s Agreement between the Company and Mr. Dreiling but excluding the transfer restrictions and put and call provisions set forth in Sections 3, 5 and 6 thereof.

The foregoing descriptions of the Amended and Restated Employment Agreement and the Stock Option Agreement are not complete summaries of the terms of the Amended and Restated Employment Agreement and the Stock Option Agreement, and reference is made to the complete text of the Amended and Restated Employment Agreement and the Stock Option Agreement which are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired. N/A
(b)	Pro forma financial information. N/A
(c)	Shell company transactions. N/A
(d)	Exhibits. See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 27, 2010	DOLLAR GENERAL CORPORATION

		By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement effective April 23, 2010, by and between Dollar General Corporation and Richard Dreiling.

99.2	Stock Option Agreement dated April 23, 2010 by and between Dollar General Corporation and Richard Dreiling.